Exhibit 19.1
HEALTH CATALYST, INC.

INSIDER TRADING POLICY

This memorandum sets forth the policy of Health Catalyst, Inc. and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Insider Trading Policy (the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy.

PART I. OVERVIEW

A. To Whom does this Insider Trading Policy Apply?

This Insider Trading Policy is applicable to the Company’s directors, officers, employees and consultants and applies to any and all transactions by such persons and their affiliates (as defined below) in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

In addition, all directors, officers, employees and consultants must comply with the Trading Procedures set forth in Part II of this Insider Trading Policy (the “Trading Procedures”) (collectively, and solely for the purposes of this Insider Trading Policy, these persons are referred to as “Insiders”), provided that, except as otherwise indicated, the pre-clearance procedures set forth in Part II, Section B herein only apply to the Designated Persons (as defined below). Generally, the Trading Procedures establish trading windows outside of which the persons covered by the Trading Procedures will be restricted from trading in the Company’s securities.

This Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

•your spouse, child, parent, significant other or other family member, in each case, living in the same household;

•all trusts, family partnerships and other types of entities formed for your benefit of the Insider or for the benefit of a member of your family over which you have the ability to influence or direct investment decisions concerning securities;

•all persons who execute trades on your behalf; and

Exhibit 19.1

•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws.

You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.

In the event that you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, will continue to apply to you and your Affiliated Persons until the later of: (1) the second trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the second trading day after any material nonpublic information known to you has become public or is no longer material.

B. What is Prohibited by this Insider Trading Policy?

It is generally illegal for you to trade in the securities of the Company, whether for your account or for the account of another, while in the possession of material, nonpublic information about the Company in breach of a duty of trust or confidence. It is also generally illegal for you to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Prohibited Activities

When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:

•trading (whether for your account of for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Exchange Act, such as when trades are made pursuant to a written plan that was adopted, or trading instructions that were given, before you knew or had possession of such material, nonpublic information and certain other conditions are satisfied;

•giving trading advice of any kind about the Company; and

•disclosing such material, nonpublic information about the Company, whether positive or negative, to anyone else (commonly known as “tipping”).

Exhibit 19.1
The prohibitions in this Insider Trading Policy do not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash or (2) the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.

The policy does apply, however, to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

Definition of Material, Nonpublic Information

This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. For purposes of this Insider Trading Policy, the Compliance Officer shall be the Company’s then-serving General Counsel.
What is “Material” Information?

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

•projections of future earnings or losses, or other earnings guidance;

•earnings or revenue that are inconsistent with the consensus expectations of the investment community;

•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;

Exhibit 19.1
•pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;

•changes in management or the Board of Directors;

•significant actual or threatened litigation or governmental investigations or major developments in such matters;

•a cybersecurity or data privacy incident;

•significant developments regarding the platform, products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);

•changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;

•potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and

•bankruptcies or receiverships.

By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to an issuer; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material.

The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.

What is “Nonpublic” Information?

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the second full trading day following the Company’s public release of the information.

Exhibit 19.1
For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Friday.

C. What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

•disgorgement of the profit gained or loss avoided by the trading;

•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;

•payment of criminal penalties of up to $5,000,000;

•payment of civil penalties of up to three times the profit made or loss avoided;

•loss of the ability to be a director or officer of a publicly traded company; and

•imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of approximately $2,300,000 or three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

D. How Do You Report a Violation of this Insider Trading Policy?

Exhibit 19.1
If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer, employee or consultant of the Company, you should report the violation immediately to the Compliance Officer.

PART II. TRADING PROCEDURES

A. Special Trading Restrictions Applicable to Insiders

In addition to the restrictions on trading in Company securities set forth above, Insiders and their Affiliated Persons are subject to the following special trading restrictions:

1. No Trading Except During Open Trading Windows.

The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Insiders may trade in Company securities only during four quarterly open trading windows and then Designated Persons may trade in Company securities only after obtaining pre-clearance from the Compliance Officer in accordance with the procedures set forth below. Unless otherwise advised, the four open trading windows consist of the periods that begin after market close on the second full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 15th day of the third month of the then-current quarter. For example, if the Company announces its quarterly or annual earnings after the market closes on a Tuesday, the first time you can buy or sell Company securities is after the closing of the market on Thursday. Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described below or (b) in accordance with the procedure for waivers as described below.

2. Prohibited Transactions. Unless a waiver is obtained from the Board of Directors or the Audit Committee:

•No Short Sales. No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).

•No Purchases or Sales of Derivative Securities or Hedging Transactions. No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.

Exhibit 19.1
•No Company Securities Subject to Margin Calls. No Insider may use the Company’s securities as collateral in a margin account.

•No Pledges. No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge).

3. Gifts Subject to the Same Restrictions as All Other Securities Trades.

No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Insider is not permitted to trade unless the donee agrees not to sell the shares until such time as the Insider can sell.

B. Pre-Clearance Procedures

Designated Persons may not trade in Company securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. The Compliance Officer will review and either approve or prohibit all proposed trades by Designated Persons in accordance with the procedures set forth below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his or her own trades from the Chief Financial Officer.

All directors and officers designated as officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, as designated by the board of directors of the Company (the “Section 16 Officers”) and certain designated employees, consultants, contractors and other service providers of the Company and its subsidiaries as set forth in Exhibit A, who in the ordinary course of the performance of their duties have access to material, nonpublic information regarding the Company are “Designated Persons.” You will be notified if you are a Designated Person.

Additionally, the Pre-Clearance Procedures set forth in this Section B also apply to all Affiliated Persons; provided, however, that these Pre-Clearance Procedures shall not apply to an Affiliated Person that is an entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws.

1.Procedures. No Designated Person may trade in Company securities until:

•The Designated Person has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this Insider Trading Policy as Exhibit B. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;

•The Designated Person has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Designated Person is not in possession of material, nonpublic information concerning the Company;

Exhibit 19.1
•The Designated Person has informed the Compliance Officer, using the Stock Transaction Request form attached hereto as Exhibit B, whether, to the Designated Person’s best knowledge, (a) the Designated Person has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and

•The Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Designated Person from, the consequences of prohibited insider trading.

2. Additional Information.

Designated Persons shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.

3. No Obligation to Approve Trades.

The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by a Designated Person. The Compliance Officer may reject any trading request at his or her sole discretion.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. Insiders may not trade in Company securities if they are notified by the Compliance Officer that a proposed trade has not been cleared because of the existence of a material, nonpublic development. Even if that particular Insider is not aware of the material, nonpublic development involving the Company, if any Insider engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. The Compliance Officer will subsequently notify the Insider once the material, nonpublic development is disclosed to the public or resolved. If a Designated Person requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.

4. Completion of Trades.

Exhibit 19.1
After receiving written clearance to engage in a trade signed by the Compliance Officer, a Designated Person must complete the proposed trade within five (5) business days or make a new trading request.

5. Post-Trade Reporting.

Any transactions in the Company’s securities by a Designated Person (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Compliance Officer by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to this Insider Trading Policy on the same day in which such a transaction occurs. Each report a Designated Person makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Designated Person’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

C. Exemptions

1.Pre-Approved Rule 10b5-1 Plan.

Transactions effected pursuant to a Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows or pre-clearance procedures, and Designated Persons are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information.

If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or instruction must:

•satisfy the requirements of Rule 10b5-1;

•be documented in writing;

•be adopted during an open trading window when such Insider does not possess material, nonpublic information;

•require that the first trade does not occur (the “Cooling-Off Period”) until:

Exhibit 19.1
◦for Insiders who are directors and Section 16 Officers, the earlier to occur of (a) the later of (i) 90 days after adoption or modification of the Rule 10b5-1 Plan and (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Rule 10b5-1 plan was adopted or (b) 120 days after the adoption or modification of the Rule 10b5-1 Plan; or

◦for Insiders other than directors or Section 16 Officers, the later of (a) 30 days after the adoption or modification of the Rule 10b5-1 Plan or (b) the next open trading window, as described above, following the adoption or modification, of the Rule 10b5-1 Plan; and

•be pre-approved by the Compliance Officer.

Insiders may not adopt more than one Rule 10b5-1 Plan at a time, except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Compliance Officer

The Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1.

Any modification to or termination of an Insider’s prior Rule 10b5-1 Plan requires pre-approval by the Compliance Officer. A modification must occur during an open trading window and while such Insider is not aware of material, nonpublic information and satisfy the requirements of Rule 10b5-1. Modifications that change the amount, price, or timing of the purchase or sale of the securities underlying an existing Rule 10b5-1 Plan will trigger a new Cooling-Off Period.

Any transaction pursuant to a Rule 10b5-1 Plan must be timely reported following the transaction in accordance with the procedures set forth above.

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Rule 10b5-1 Plan or the execution of transactions made under a Rule 10b5-1 Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Rule 105b-1 Plan if the Compliance Officer or the Board of Directors, in his, her, or its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Rule 10b5-1 Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Rule 10b5-1 Plan are the sole responsibility of the person initiating the Rule 10b5-1 Plan, and none of the Company, the Compliance Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Rule 10b5-1 Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Rule 10b5-1 Plan.

2. Employee Benefit Plans.

Exhibit 19.1
Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Designated Persons must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.

Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to (i) periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2019 Employee Stock Purchase Plan or (ii) elections or withdrawals with respect to participation in the Company’s Employee Stock Purchase Plan or to purchases of securities under such plan. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the Trading Procedures.

D. Waivers

A waiver of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.

PART III. ACKNOWLEDGEMENT

This Insider Trading Policy will be delivered to all current Insiders and to all directors, officers, employees and consultants at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each individual must acknowledge that he or she has received a copy and agrees to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The acknowledgment attached hereto as Exhibit C must be returned within ten (10) days of receipt to:

Health Catalyst, Inc.

Exhibit 19.1
Attn: General Counsel
10897 South River Front Parkway, #300
South Jordan, UT 84095

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

All directors, officers, employees and consultants will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or his or her designee.

* * *

Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

*****

Adopted by the Board of Directors of Health Catalyst, Inc. as of June 27, 2019.
Amended on February 22, 2023

Exhibit 19.1
EXHIBIT A

1.DIRECTORS

All currently serving members of the board of directors of the Company

2.OFFICERS (including officers who are also directors)

Title
Chief Executive Officer Chief Financial Officer General Counsel
Other Section 16 Officers

3. OTHER Designated PERSONS

Name

As designated by the Compliance Officer, Chief Financial Officer or Chief Accounting Officer from time to time

Exhibit 19.1
EXHIBIT B
STOCK TRANSACTION REQUEST
Pursuant to Health Catalyst, Inc.’s Insider Trading Policy, I hereby notify Health Catalyst, Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION Insider’s Name: _________________________________________
INTENT TO PURCHASE Number of shares: _________________________ Intended trade date: _________________________
Means of acquiring shares:	☐	Acquisition through employee benefit plan (please specify): ___________________________________________________________
	☐	Purchase through a broker on the open market
	☐	Other (please specify): ________________________________________
INTENT TO SELL Number of shares: _________________________ Intended trade date: _________________________
Means of selling shares:	☐	Sale through employee benefit plan (please specify): ___________________________________________________________
	☐	Sale through a broker on the open market
	☐	Other (please specify): ________________________________________
SECTION 16		RULE 144 (Not applicable if transaction requested involves a purchase)
☐ ☐ ☐
I am not subject to Section 16.

To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.

None of the above.
☐ ☐ ☐ ☐
I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended).

To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.

The transaction requested is being made pursuant to an effective registration statement covering such transaction.

None of the above.

Exhibit 19.1

CERTIFICATION
I hereby certify that I am not (1) in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Statement of Company Policy on Insider Trading and Disclosure and (2) purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination

Insider’s Signature	Date
AUTHORIZED APPROVAL
Signature of Compliance Officer (or designee)	Date

*NOTE: Multiple lots must be listed on separate forms or broken out herein.

Exhibit 19.1
EXHIBIT C

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Insider Trading Policy of Health Catalyst, Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures included therein by all of my “Affiliated Persons” [(including such persons listed below)]. I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy.

Date:	Signature:

Name:

Title: